Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT REPORTS FIRST QUARTER 2013 NET INCOME OF $163 MILLION

($0.81 PER DILUTED SHARE)

First Quarter Financial Highlights

▪	Commercial Asset Growth – Increased 11% from a year ago; sixth consecutive quarter of sequential growth;
▪	Solid Net Finance Margin – Net Finance Margin of 4.43%; funding costs further declined as deposits rose to 33% of total funding;
▪	Credit Metrics Remain At Cyclical Lows – Non-Accrual Loans and Net Charge-offs declined;
▪	Growth at CIT Bank – Assets surpassed $13 billion; online deposits increased to over $5.5 billion and now represent over half of total deposits;
▪	Strong Capital – Tier 1 Capital Ratio of 16.3% and Total Capital Ratio of 17.1%
▪	Increased Tangible Book Value – Tangible book value per share increased to $40.35

NEW YORK – April 23, 2013 – CIT Group Inc. (NYSE: CIT), a leading provider of financing and advisory services to small businesses and middle market companies, today reported net income of $163 million, $0.81 per diluted share, for the first quarter of 2013, compared to a net loss of $427 million, ($2.13) per diluted share, for the first quarter of 2012. The loss in the year-ago quarter was primarily due to $620 million of debt redemption charges, compared to $18 million of debt redemption charges in the current quarter.

“Our results this quarter reflect our continued progress growing assets and improving profitability,” said John Thain, Chairman and Chief Executive Officer. “CIT Bank experienced solid asset growth and deposits now play a larger role in our diversified funding mix, accounting for a third of our total funding. We continue to maintain a strong balance sheet and capital ratios, and remain focused on improving our operating efficiencies and meeting our profitability targets.”

Summary of First Quarter Financial Results

First quarter results reflect growth in earning assets, lower funding costs, and continued positive portfolio performance. The $590 million improvement in net income from the year-ago quarter was primarily due to a decrease of approximately $600 million in debt redemption charges and lower funding costs, offset by reduced gains on asset sales and lower net FSA interest accretion.

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Total assets at March 31, 2013 were $44.6 billion, up $0.6 billion from December 31, 2012, and up $0.4 billion from March 31, 2012. Commercial financing and leasing assets increased from prior periods to $31.5 billion. Consumer assets declined by approximately $100 million from December 31, 2012, reflecting the continued run off of student loans, and by over $2.0 billion from a year ago, primarily due to the sale of student loans throughout 2012. Total loans of $22.1 billion increased $1.6 billion from a year ago, and $1.3 billion sequentially including the previously announced purchase of approximately $700 million of loans in Corporate Finance and the purchase of approximately $150 million of Vendor Finance receivables. Operating lease equipment increased $0.4 billion from a year ago to $12.3 billion and declined modestly from December 31, 2012, primarily due to the sale of aircraft. Cash and short-term investments declined to $6.9 billion from $7.6 billion at December 31, 2012.

Net finance revenue1 of $366 million reflected further improvement in funding costs that resulted from both the reduction of high cost debt and a higher proportion of deposit funding. Net finance revenue in the quarter ended March 31, 2012 was $(351) million and included approximately $600 million of debt redemption costs. Average earning assets were $33.0 billion in the quarter, up from $32.3 billion in the prior quarter and essentially unchanged from the year-ago quarter. Net finance revenue as a percentage of average earning assets (“finance margin”) was 4.43%, improved from (4.25)% in the year-ago quarter and 3.86% in the prior quarter. Excluding the impact of debt redemptions2, net finance margin was 4.64%, improved from 2.97% in the year-ago quarter, primarily reflecting lower funding costs, and down from 4.88% in the prior quarter as the benefit of lower funding costs was offset by lower FSA loan accretion and net operating lease revenue.

Other income of $70 million declined from $255 million in the year-ago quarter and from $172 million in the prior quarter. Three components of other income – factoring commissions, gains on sales of leasing equipment, and fee revenues – were essentially unchanged compared to the year-ago quarter and declined $23 million sequentially. Most of the remaining components of other income declined from comparable periods. Lower gains on loan and portfolio sales was the primary reason for the decline from the year-ago quarter, while the sequential quarter decline is attributable to several items, most notably lower counterparty receivable accretion.

Operating expenses were $235 million and included $6 million of restructuring costs. Excluding restructuring costs, operating expenses were $229 million, compared to $220 million in both the year-ago quarter and in the prior quarter. The prior quarter included a benefit of approximately $10 million related to a loan workout-related settlement. Headcount at March 31, 2013 was approximately 3,490, down from 3,530 a year ago and 3,560 at December 31, 2012.

1 Net finance revenue, finance margin and net operating lease revenue are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 15 for reconciliation of non-GAAP to GAAP financial information.

2 Debt redemption impacts include accelerated FSA net discount/(premium) accretion and accelerated original issue discount related to the GSI facility. See “Non-GAAP Measurements” at the end of this press release and page 15 for reconciliation of non-GAAP to GAAP financial information.

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The provision for income taxes in the first quarter was $15 million, lower than both the year-ago and prior quarters, primarily reflecting a decrease in income tax expense on earnings from international operations and changes in discrete items.

Credit and Allowance for Loan Losses

Portfolio credit quality trends remained stable at cyclical lows, as non-accrual loans and net-charge-offs declined both sequentially and from the year-ago quarter.

Net charge-offs were $10 million, or 0.18% as a percentage of average finance receivables, versus $22 million (0.44%) in the year-ago quarter and $17 million (0.34%) in the prior quarter. Net charge-offs in the commercial segments were 0.22% of average finance receivables, compared to 0.56% in the year-ago quarter and 0.41% in the prior quarter. Net charge-off comparisons to both prior periods primarily reflected improvements in Corporate Finance, partially offset by modest increases in Vendor Finance.

Net charge-offs do not reflect recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale. Recoveries on these loans are recorded in other income and totaled $4 million, $10 million and $17 million for the current quarter, the year-ago quarter and the prior quarter, respectively.

The provision for credit losses was $20 million in the current quarter, down from $43 million in the year-ago quarter, and reflects lower net-charge-offs and a $10 million increase in reserves related to portfolio growth. The increase from the fourth quarter of 2012, during which no provision was required, corresponded to receivable growth.

Non-accrual loans declined to $294 million, or 1.33% of finance receivables, at March 31, 2013 from $482 million (2.35%) at March 31, 2012 and $332 million (1.59%) at December 31, 2012. Non-accrual loans as a percentage of finance receivables in the commercial segments were 1.59% at March 31, 2013, improved from 3.02% at March 31, 2012 and 1.93% at December 31, 2012. Non-accrual loans improved in all segments except Vendor Finance, both sequentially and from the prior year in both amount and as a percent of finance receivables.

The allowance for loan losses, which relates entirely to the commercial portfolio, was $386 million at March 31, 2013, or 1.74% of total finance receivables, compared to $420 million (2.05%) at March 31, 2012 and $379 million (1.82%) at December 31, 2012. As a percentage of the commercial portfolio, the allowance for loan losses was 2.08% at March 31, 2013, compared to 2.64% at March 31, 2012 and 2.21% at December 31, 2012. While there was a modest increase in the size of the allowance from year-end due to asset growth, the decline in the allowance as a percentage of finance receivables reflects improved portfolio credit quality. Specific reserves were $42 million at March 31, 2013, down from $45 million both a year ago and at December 31, 2012.

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Capital and Funding

Preliminary Tier 1 and Total Capital ratios at March 31, 2013 were 16.3% and 17.1%, respectively, unchanged from December 31, 2012. Preliminary risk-weighted assets totaled $49.4 billion at March 31, 2013, compared to $48.6 billion at December 31, 2012 and $45.5 billion at March 31, 2012. Book value per share at March 31, 2013 was $42.21, compared to $41.49 at December 31, 2012 and $42.17 at March 31, 2012. Tangible book value per share at March 31, 2013 was $40.35, improved from $39.61 at December 31, 2012 and $40.19 at March 31, 2012.

Cash and short-term investment securities totaled $6.9 billion at March 31, 2013, comprised of $5.5 billion of cash and $1.4 billion of short-term investments, down $0.6 billion from December 31, 2012 and down $0.4 billion from March 31, 2012. Cash and short-term investment securities at March 31, 2013 consisted of $2.3 billion related to the bank holding company and $2.8 billion at CIT Bank with the remainder comprised of cash at operating subsidiaries and restricted balances. We had approximately $1.9 billion of unused and committed liquidity under a $2 billion revolving credit facility at March 31, 2013.

During the first quarter, we continued to diversify our funding sources. Deposits grew by approximately $1 billion, and deposits originated through online channels now represent more than half of total deposits. In addition, we closed a CAD250 million committed multi-year conduit facility that allows the Canadian Vendor Finance business to fund both existing assets and new originations at attractive terms. We also redeemed at par approximately $41 million in principal amount of senior unsecured notes issued under CIT’s pre-reorganization InterNotes retail note program that resulted in the acceleration of $18 million of FSA interest expense, and provided notice to the trustee that we will redeem the remaining $20 million of outstanding InterNotes on May 15, 2013, which will increase second quarter interest expense by approximately $8 million. The weighted average coupon on the $61 million of InterNotes is approximately 6.1%.

At March 31, 2013, deposits represented 33% of our funding, with secured and unsecured borrowings comprising 30% and 37% of the funding mix, respectively. The weighted average coupon rate on outstanding deposits and long-term borrowings was 3.13% at March 31, 2013, improved from 3.18% at December 31, 2012 and 4.21% at March 31, 2012.

Segment Highlights

Corporate Finance

Pre-tax earnings for the quarter were $25 million. Excluding the impact of debt redemptions, pre-tax earnings were $28 million, down significantly from $180 million in the year-ago quarter, as lower gains on asset and investment sales more than offset lower funding and credit costs, and down $78

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million sequentially reflecting lower benefits from net FSA accretion, lower gains on asset and investment sales, fewer recoveries of loans charged off pre-emergence and a higher provision for credit losses. Gains on asset and investment sales totaled $8 million in the current quarter, down from $167 million in the prior-year quarter and $23 million in the prior quarter. The provision for credit losses was $13 million in the current quarter, compared to $23 million in the year-ago quarter and a benefit of $1 million in the prior quarter.

Financing and leasing assets grew to $9.2 billion, up $945 million from December 31, 2012 and $1.8 billion from March 31, 2012, and included the addition of approximately $700 million of loans in the current quarter related to a previously announced portfolio purchase. New funded loan volume totaled $960 million, compared to approximately $1 billion in the year-ago quarter and $1.5 billion in the prior quarter.

Credit performance remained strong. Non-accrual loans declined to $185 million from $212 million at December 31, 2012 and $329 million a year ago. Net charge-offs were under $2 million (0.07% of average finance receivables), improved from $7 million in the year-ago quarter and $14 million in the prior quarter.

Transportation Finance

Pre-tax earnings for the quarter were $142 million. Excluding the impact of debt redemptions, pre-tax earnings were $152 million, up significantly from the year-ago quarter, reflecting lower funding and credit costs, but down $19 million sequentially reflecting a decline in the finance margin, as a result of lower rental income and increased depreciation. Equipment utilization remained strong with 100% of commercial air and 97% of rail equipment on lease or under a commitment at quarter-end.

Financing and leasing assets at March 31, 2013 of $14.2 billion increased $0.6 billion, or 5%, from a year ago and were essentially unchanged from December 31, 2012. New business volume of $0.3 billion reflects the delivery of one aircraft and over 1,000 railcars, and approximately $200 million of loans, largely related to the new maritime initiative. Essentially all of the current quarter’s loan and rail volume was originated by CIT Bank. All but one aircraft scheduled for delivery in the next twelve months and all of the railcars on order have lease commitments.

Trade Finance

Pre-tax earnings for the quarter were $9 million. Excluding the impact of debt redemptions in prior periods, pre-tax earnings improved from $4 million in the year-ago quarter primarily due to lower funding costs, and declined from $22 million in the prior quarter primarily due to a provision for credit losses of $1 million in the current quarter compared to a benefit of $7 million in the prior quarter. Factoring volume was $6.4 billion, up 6% from the year-ago quarter, and down 7% sequentially due to seasonal trends. Factoring commissions of $30 million were down from $32 million in both the year-ago and prior quarters.

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Credit metrics remained favorable. Non-accrual balances of $4 million were well below the year ago balance of $44 million, and modestly lower than at December 31, 2012, primarily due to accounts returning to accrual status and reductions in exposures. There was a modest net recovery in the current quarter, similar to the prior quarter, compared to a small net charge-off in the year-ago quarter.

Vendor Finance

Pre-tax earnings for the quarter were $5 million. Excluding the impact of debt redemptions, pre-tax earnings of $8 million increased from $4 million in the year-ago quarter primarily due to improved funding costs, which were partially offset by higher operating costs, the impact of business and regional mix on finance revenue, and reduced net FSA accretion. The $40 million sequential quarter decrease primarily reflected lower other income and higher operating costs; the prior quarter included a gain of approximately $14 million related to a platform sale.

Financing and leasing assets grew to $5.6 billion, representing increases of 2% from December 31, 2012 and 9% from a year ago. We funded $650 million of new business volume for the first quarter, a decrease of 3% from the year-ago quarter, and down sequentially, reflecting seasonal trends. Asset growth this quarter also benefitted from a portfolio purchase of approximately $150 million.

Credit metrics remained relatively stable. Non-accrual loans were $86 million (1.75% of finance receivables) compared to $83 million (1.85%) a year ago and $72 million (1.49%) at December 31, 2012. Net charge-offs of $7 million were essentially unchanged from the prior-year quarter and increased modestly from prior quarter due to lower recoveries.

Consumer

Pre-tax earnings for the quarter were $10 million. Excluding the impact of debt redemptions in prior periods, pre-tax earnings improved from a loss of $8 million in the year-ago quarter, but declined from $25 million in the prior quarter, which included gains on asset sales.

At March 31, 2013, the student loan portfolio totaled approximately $3.6 billion, down slightly from December 31, 2012 and from $5.7 billion at March 31, 2012, and was funded through securitizations. The decline from a year ago is primarily due to loan sales.

Corporate and Other

Certain items are not allocated to operating segments and are included in Corporate and Other, including unallocated interest expense, primarily related to corporate liquidity costs, accelerated FSA discount accretion, prepayment penalties and restructuring charges. Unallocated accelerated debt FSA discount accretion totaled $1 million in the current quarter, $75 million in the year-ago quarter, and $1 million in the prior quarter. The year-ago quarter also included $23 million in costs associated with debt extinguishments. The loss on debt extinguishments reflects repayments of Series A Notes in the first quarter of 2012. Operating expenses included restructuring charges of $6 million in the current quarter, compared to $4 million in the year-ago quarter and $12 million in the prior quarter.

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CIT Bank

Lending and leasing assets grew during the quarter reflecting new business volume from all commercial segments and the Corporate Finance portfolio purchase. The Bank funded $1.5 billion of new business volume, which represented nearly all of the new U.S. volumes for Corporate Finance, Transportation Finance and Vendor Finance. Funded volumes were up 30% from the year-ago quarter and down 25% sequentially.

Total assets were $13.3 billion at March 31, 2013, up $1.1 billion from December 31, 2012 and $3.7 billion from a year ago. Commercial loans totaled $9.6 billion, up from $8.0 billion at December 31, 2012 and $5.0 billion at March 31, 2012. Operating lease equipment of $0.8 billion, comprised primarily of railcars, increased from $0.7 billion at December 31, 2012 and less than $100 million at March 31, 2012. Cash was $2.8 billion at March 31, 2013, down from $3.4 billion at December 31, 2012, reflecting amounts used for the previously announced purchase of a commercial loan portfolio, and up slightly from $2.6 billion at March 31, 2012. CIT Bank’s preliminary Total Capital and Tier 1 Leverage ratios were 21.2% and 19.4%, respectively, at March 31, 2013.

Total deposits at quarter-end were $10.6 billion, up from $9.6 billion at December 31, 2012 and $6.7 billion at March 31, 2012. The weighted average rate on outstanding deposits was 1.65% at quarter-end. Deposits originated through our online bank surpassed $5.5 billion and represent more than half of total deposits. CIT Bank expanded its online deposit product offerings to include Individual Retirement Accounts.

See attached tables for financial statements and supplemental financial information.

Conference Call and Webcast

Chairman and Chief Executive Officer John A. Thain and Chief Financial Officer Scott T. Parker will discuss these results on a conference call and audio webcast today, April 23, 2013, at 8:00 a.m. (ET). Interested parties may access the conference call live by dialing 888-317-6003 for U.S., 866-284-3684 for Canadian callers or 412-317-6061 for international callers and reference access code “3987898” or access the audio webcast at cit.com/investor. An audio replay of the call will be available until 11:59 p.m. (EST) on May 7, 2013, by dialing 877-344-7529 for U.S. callers or 412-317-0088 for international callers with the access code 10026155, or at cit.com/investor.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $35 billion in financing and leasing assets. A member of the Fortune 500, it provides financing and leasing capital and advisory services to its clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. CIT also operates CIT Bank (Member FDIC), its primary bank subsidiary, which, through its online bank BankOnCIT.com, offers a suite of savings options designed to help customers achieve a range of financial goals. cit.com

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that CIT is unsuccessful in implementing its strategy and business plan, the risk that CIT is unable to react to and address key business and regulatory issues, the risk that CIT is unable to achieve the projected revenue growth from its new business initiatives or the projected expense reductions from efficiency improvements, the risk that CIT is delayed in implementing its branch strategy, and the risk that CIT becomes subject to liquidity constraints and higher funding costs. Further, there is a risk that the valuations resulting from our fresh start accounting analysis, which are inherently uncertain, will differ significantly from the actual values realized, due to the complexity of the valuation process, the degree of judgment required, and changes in market conditions and economic environment. We describe these and other risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the Securities and Exchange Commission.  Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Non-GAAP Measurements

Net finance revenue, net operating lease revenue, and adjusted net finance revenue are non-GAAP measurements used by management to gauge portfolio performance. Pre-tax income excluding debt redemption charges is a non-GAAP measurement used by management to compare period over period operating results. Tangible book value and tangible book value per share are non-GAAP metrics to analyze banks.

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CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
C. Curtis Ritter	Ken Brause
Director of Corporate Communications	Executive Vice President
(973) 740-5390 Curt.Ritter@cit.com Matt Klein Vice President, Media Relations (973) 597-2020 Matt.Klein@cit.com	(212) 771-9650 Ken.Brause@cit.com

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CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Quarters Ended
	March 31,	December 31,	March 31,
	2013	2012	2012

Interest income
Interest and fees on loans	$349.4	$348.5	$418.5
Interest and dividends on interest-bearing deposits and investments	6.4	8.5	7.8
Total interest income	355.8	357.0	426.3
Interest expense
Interest on long-term borrowings	(249.6)	(324.1)	(1,044.3)
Interest on deposits	(42.3)	(42.5)	(36.3)
Total interest expense	(291.9)	(366.6)	(1,080.6)
Net interest revenue	63.9	(9.6)	(654.3)
Provision for credit losses	(19.5)	(0.1)	(42.6)
Net interest revenue, after credit provision	44.4	(9.7)	(696.9)
Non-interest income
Rental income on operating leases	444.9	452.0	440.6
Other income	70.1	171.7	255.3
Total non-interest income	515.0	623.7	695.9
Other expenses
Depreciation on operating lease equipment	(143.3)	(130.3)	(137.6)
Operating expenses	(235.3)	(231.9)	(224.3)
Loss on debt extinguishments	-	-	(22.9)
Total other expenses	(378.6)	(362.2)	(384.8)
Income (loss) before provision for income taxes	180.8	251.8	(385.8)
Provision for income taxes	(15.2)	(44.2)	(40.3)
Net income (loss) before attribution of noncontrolling interests	165.6	207.6	(426.1)
Net income attributable to noncontrolling interests, after tax	(3.0)	(0.8)	(0.9)
Net income (loss)	$162.6	$206.8	$(427.0)

Basic income (loss) per common share	$0.81	$1.03	$(2.13)
Diluted income (loss) per common share	$0.81	$1.03	$(2.13)
Average number of common shares - basic (thousands)	201,149	200,916	200,812
Average number of common shares - diluted (thousands)	201,779	201,142	200,812

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CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions, except per share data)

	March 31,	December 31,	March 31,
	2013*	2012	2012

Assets
Total cash and deposits	$5,540.8	$6,821.3	$6,337.2
Investment securities	1,724.1	1,065.5	1,343.0
Trading assets at fair value - derivatives	21.2	8.4	20.9
Assets held for sale	646.8	646.4	1,701.9

Loans	22,120.4	20,847.6	20,511.5
Allowance for loan losses	(386.0)	(379.3)	(420.0)
Loans, net of allowance for loan losses	21,734.4	20,468.3	20,091.5

Operating lease equipment, net	12,290.6	12,411.7	11,918.9
Goodwill	345.9	345.9	345.9
Intangible assets, net	27.7	31.9	50.0
Unsecured counterparty receivable	630.8	649.1	697.4
Other assets	1,601.1	1,563.5	1,674.9
Total assets	$44,563.4	$44,012.0	$44,181.6

Liabilities
Deposits	$10,701.9	$9,684.5	$6,814.7
Trading liabilities at fair value - derivatives	52.1	81.9	86.7
Credit balances of factoring clients	1,237.7	1,256.5	1,109.8
Other liabilities	2,492.6	2,687.8	2,579.1
Long-term borrowings
Unsecured borrowings	11,801.7	11,824.0	14,831.5
Secured borrowings	9,775.3	10,137.8	10,289.1
Total long-term borrowings	21,577.0	21,961.8	25,120.6
Total liabilities	36,061.3	35,672.5	35,710.9
Equity
Stockholders' equity
Common stock	2.0	2.0	2.0
Paid-in capital	8,514.4	8,501.8	8,471.7
Retained earnings (accumulated deficit)	88.0	(74.6)	90.7
Accumulated other comprehensive loss	(83.3)	(77.7)	(80.3)
Treasury stock, at cost	(26.7)	(16.7)	(16.5)
Total common stockholders' equity	8,494.4	8,334.8	8,467.6
Noncontrolling interests	7.7	4.7	3.1
Total equity	8,502.1	8,339.5	8,470.7
Total liabilities and equity	$44,563.4	$44,012.0	$44,181.6

Book Value Per Common Share
Book value per common share	$42.21	$41.49	$42.17
Tangible book value per common share	$40.35	$39.61	$40.19
Outstanding common shares (in thousands)	201,247	200,869	200,817

* Preliminary

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CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

	Quarters Ended
INCOME STATEMENT ITEMS	March 31,	December 31,	March 31,
	2013	2012	2012
Other Income
Factoring commissions	$30.0	$32.2	$32.3
Gains on sales of leasing equipment	22.3	40.5	19.4
Fee revenues	20.4	22.7	22.2

Gains on loan and portfolio sales	5.3	19.8	142.9
Counterparty receivable accretion	3.1	43.6	10.2
Recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale	4.2	17.4	10.4
Gain on investments	2.4	11.9	19.0
Losses on derivatives and foreign currency exchange	(0.6)	(0.7)	(2.2)
Impairment on assets held for sale	(22.6)	(37.4)	(21.6)
Other revenues	5.6	21.7	22.7
Total other income	$70.1	$171.7	$255.3

Operating Expenses
Compensation and benefits	$137.0	$129.9	$133.6
Technology	19.8	25.6	18.8
Professional fees	18.7	13.4	20.0
Advertising and marketing	7.7	9.2	5.9
Net occupancy expense	9.4	8.1	9.1
Provision for severance and facilities exiting activities	5.7	11.7	4.5
Other expenses	37.0	34.0	32.4
Operating expenses	$235.3	$231.9	$224.3

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CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

	March 31,	December 31,	March 31,
	2013	2012	2012
FINANCING AND LEASING ASSETS
Corporate Finance
Loans	$9,114.3	$8,173.0	$7,324.0
Operating lease equipment, net	61.5	23.9	21.5
Assets held for sale	23.0	56.8	64.4
Financing and leasing assets	9,198.8	8,253.7	7,409.9
Transportation Finance
Loans	1,938.1	1,853.2	1,703.4
Operating lease equipment, net	12,015.1	12,173.6	11,684.5
Assets held for sale	214.1	173.6	161.6
Financing and leasing assets	14,167.3	14,200.4	13,549.5
Trade Finance
Loans - factoring receivables	2,525.2	2,305.3	2,388.2
Vendor Finance
Loans	4,942.1	4,818.7	4,507.0
Operating lease equipment, net	214.0	214.2	212.9
Assets held for sale	409.7	414.5	386.0
Financing and leasing assets	5,565.8	5,447.4	5,105.9
Total commercial financing and leasing assets	31,457.1	30,206.8	28,453.5
Consumer
Loans - student lending	3,594.7	3,694.5	4,586.3
Loans - other(1)	6.0	2.9	2.6
Assets held for sale	-	1.5	1,089.9
Financing and leasing assets	3,600.7	3,698.9	5,678.8
Total financing and leasing assets	$35,057.8	$33,905.7	$34,132.3
(1) Reflects certain non-consumer loans at CIT Bank.

INVESTMENT SECURITIES
Short-term investments, predominantly U.S. Treasuries	$1,400.5	$750.3	$1,000.0
Other debt and equity investments	323.6	315.2	343.0
Total investment securities	$1,724.1	$1,065.5	$1,343.0

OTHER ASSETS
Deposits on commercial aerospace equipment	$685.2	$615.3	$495.9
Deferred costs, including debt related costs	164.4	172.2	138.1
Executive retirement plan and deferred compensation	104.1	109.7	114.7
Accrued interest and dividends	96.1	93.9	130.8
Tax receivables, other than income taxes	84.1	81.7	54.5
Furniture and fixtures	77.7	75.4	78.1
Prepaid expenses	75.9	73.8	74.2
Other counterparty receivables	57.4	115.7	170.0
Other	256.2	225.8	418.6
Total other assets	$1,601.1	$1,563.5	$1,674.9

AVERAGE BALANCES AND RATES
	Quarters Ended
	March 31, 2013		December 31, 2012		March 31, 2012
Assets	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Deposits with banks	$5,773.7	0.2%	$6,250.3	0.4%	$6,293.5	0.3%
Investments	1,536.2	0.8%	1,063.0	0.9%	1,715.4	0.7%
Loans (including held for sale assets)	21,617.9	6.8%	21,098.6	7.0%	21,843.4	8.1%
Total interest earning assets	28,927.8	5.1%	28,411.9	5.3%	29,852.3	5.9%
Operating lease equipment, net (including held for sale assets)	12,734.6	9.5%	12,619.4	10.2%	12,220.3	9.9%
Other	2,628.4		2,611.1		2,841.8
Total average assets	$44,290.8		$43,642.4		$44,914.4
Liabilities
Deposits	$10,199.7	1.7%	$9,270.1	1.8%	$6,552.5	2.2%
Long-term borrowings	21,794.9	4.6%	22,193.1	5.8%	25,739.2	16.2%
Total interest-bearing liabilities	31,994.6	3.6%	31,463.2	4.7%	32,291.7	13.4%
Credit balances of factoring clients	1,187.3		1,261.9		1,143.4
Other liabilities and equity	11,108.9		10,917.3		11,479.3
Total average liabilities and equity	$44,290.8		$43,642.4		$44,914.4

13

CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

CREDIT METRICS
	Quarters Ended
Gross Charge-offs To Average Finance Receivables	March 31, 2013		December 31, 2012		March 31, 2012
Corporate Finance	$4.2	0.19%	$16.2	0.82%	$18.0	1.02%
Transportation Finance	3.3	0.71%	-	-	7.9	1.97%
Trade Finance	0.8	0.14%	2.0	0.33%	1.5	0.26%
Vendor Finance	16.0	1.33%	15.9	1.36%	16.2	1.46%
Commercial Segments	24.3	0.55%	34.1	0.81%	43.6	1.13%
Consumer	-	-	-	-	0.6	0.05%
Total	$24.3	0.46%	$34.1	0.67%	$44.2	0.88%

Net Charge-offs To Average Finance Receivables(1)
Corporate Finance	$1.5	0.07%	$14.2	0.72%	$6.7	0.38%
Transportation Finance	3.3	0.71%	-	-	7.9	1.97%
Trade Finance	(1.8)	(0.31)%	(1.8)	(0.31)%	1.1	0.19%
Vendor Finance	6.5	0.54%	5.0	0.43%	6.0	0.54%
Commercial Segments	9.5	0.22%	17.4	0.41%	21.7	0.56%
Consumer	-	-	-	-	0.3	0.03%
Total	$9.5	0.18%	$17.4	0.34%	$22.0	0.44%

Non-accruing Loans To Finance Receivables(2)	March 31, 2013		December 31, 2012		March 31, 2012
Corporate Finance	$184.9	2.03%	$211.9	2.59%	$328.9	4.49%
Transportation Finance	18.9	0.97%	40.5	2.18%	25.3	1.49%
Trade Finance	3.9	0.15%	6.0	0.26%	43.8	1.83%
Vendor Finance	86.4	1.75%	71.8	1.49%	83.4	1.85%
Commercial Segments	294.1	1.59%	330.2	1.93%	481.4	3.02%
Consumer	-	-	1.6	0.04%	0.5	0.01%
Total	$294.1	1.33%	$331.8	1.59%	$481.9	2.35%

PROVISION AND ALLOWANCE COMPONENTS
	Provision for Credit Losses			Allowance for Loan Losses
	Quarters Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2013	2012	2012	2013	2012	2012
Specific reserves - commercial impaired loans	$(3.6)	$(10.3)	$(10.0)	$41.6	$45.2	$44.6
Non-specific reserves - commercial	13.6	(7.0)	30.6	344.4	334.1	375.4
Net charge-offs - commercial(1)	9.5	17.4	21.7	-	-	-
Net charge-offs - consumer(1)	-	-	0.3	-	-	-
Totals	$19.5	$0.1	$42.6	$386.0	$379.3	$420.0

(1)	Net charge-offs do not include recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale recorded in Other Income.
(2)	Non-accrual loans include loans held for sale.

14

CIT GROUP INC. AND SUBSIDIARIES
SEGMENT RESULTS
(dollars in millions)

	Corporate	Transportation	Trade	Vendor	Commercial		Corporate
	Finance	Finance	Finance	Finance	Segments	Consumer	and Other	Consolidated
Quarter Ended March 31, 2013
Total interest income	$138.9	$33.9	$14.6	$130.8	$318.2	$34.2	$3.4	$355.8
Total interest expense	(65.8)	(128.3)	(7.5)	(58.1)	(259.7)	(17.8)	(14.4)	(291.9)
Provision for credit losses	(12.7)	4.0	(1.3)	(9.5)	(19.5)	-	-	(19.5)
Rental income on operating leases	4.0	383.3	-	57.6	444.9	-	-	444.9
Other income	24.1	15.1	32.9	(1.4)	70.7	0.1	(0.7)	70.1
Depreciation on operating lease equipment	(2.2)	(115.8)	-	(25.3)	(143.3)	-	-	(143.3)
Operating expenses	(61.2)	(49.7)	(30.0)	(88.8)	(229.7)	(6.7)	1.1	(235.3)
Income (loss) before provision for income taxes	$25.1	$142.5	$8.7	$5.3	$181.6	$9.8	$(10.6)	$180.8
Funded new business volume	$959.7	$331.8	$-	$649.9	$1,941.4	$-	$-	$1,941.4
Average Earning Assets	$8,680.0	$14,187.8	$1,065.8	$5,438.1	$29,371.7	$3,651.1	$-	$33,022.8
Average Finance Receivables	$8,591.5	$1,874.5	$2,395.3	$4,811.0	$17,672.3	$3,650.0	$-	$21,322.3
Quarter Ended December 31, 2012
Total interest income	$136.6	$31.6	$14.0	$133.2	$315.4	$36.0	$5.6	$357.0
Total interest expense	(68.6)	(111.8)	(5.8)	(54.2)	(240.4)	(96.8)	(29.4)	(366.6)
Provision for credit losses	1.1	(1.4)	6.8	(6.4)	0.1	(0.2)	-	(0.1)
Rental income on operating leases	2.1	390.6	-	59.3	452.0	-	-	452.0
Other income	84.7	10.9	35.4	20.2	151.2	19.2	1.3	171.7
Depreciation on operating lease equipment	(1.0)	(103.4)	-	(25.9)	(130.3)	-	-	(130.3)
Operating expenses	(50.1)	(47.6)	(29.2)	(79.4)	(206.3)	(9.1)	(16.5)	(231.9)
Income (loss) before provision for income taxes	$104.8	$168.9	$21.2	$46.8	$341.7	$(50.9)	$(39.0)	$251.8
Funded new business volume	$1,466.1	$723.8	$-	$867.5	$3,057.4	$-	$-	$3,057.4
Average Earning Assets	$8,033.2	$14,028.7	$996.0	$5,292.3	$28,350.2	$3,994.1	$-	$32,344.3
Average Finance Receivables	$7,937.8	$1,796.2	$2,375.2	$4,679.3	$16,788.5	$3,721.0	$-	$20,509.5
Quarter Ended March 31, 2012
Total interest income	$175.8	$34.0	$14.5	$147.2	$371.5	$50.2	$4.6	$426.3
Total interest expense	(218.2)	(460.0)	(32.4)	(186.0)	(896.6)	(65.5)	(118.5)	(1,080.6)
Provision for credit losses	(22.7)	(7.6)	(3.8)	(8.2)	(42.3)	(0.3)	-	(42.6)
Rental income on operating leases	2.8	375.4	-	62.4	440.6	-	-	440.6
Other income	203.5	13.5	36.3	(1.2)	252.1	2.4	0.8	255.3
Depreciation on operating lease equipment	(1.1)	(108.0)	-	(28.5)	(137.6)	-	-	(137.6)
Operating expenses / loss on debt extinguishments	(67.3)	(45.8)	(31.6)	(81.0)	(225.7)	(10.9)	(10.6)	(247.2)
Income (loss) before provision for income taxes	$72.8	$(198.5)	$(17.0)	$(95.3)	$(238.0)	$(24.1)	$(123.7)	$(385.8)
Funded new business volume	$1,038.1	$289.7	$-	$672.6	$2,000.4	$-	$-	$2,000.4
Average Earning Assets	$7,222.8	$13,422.2	$1,196.8	$5,049.5	$26,891.3	$6,205.0	$-	$33,096.3
Average Finance Receivables	$7,082.2	$1,596.6	$2,360.7	$4,456.3	$15,495.8	$4,639.8	$-	$20,135.6

15

CIT GROUP INC. AND SUBSIDIARIES
NON-GAAP DISCLOSURES
(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

	Quarters Ended
	March 31,	December 31,	March 31,
Total Net Revenues(1)	2013	2012	2012
Interest income	$355.8	$357.0	$426.3
Rental income on operating leases	444.9	452.0	440.6
Finance revenue	800.7	809.0	866.9
Interest expense	(291.9)	(366.6)	(1,080.6)
Depreciation on operating lease equipment	(143.3)	(130.3)	(137.6)
Net finance revenue	365.5	312.1	(351.3)
Other income	70.1	171.7	255.3
Total net revenues	$435.6	$483.8	$(96.0)

Net Operating Lease Revenues(2)
Rental income on operating leases	$444.9	$452.0	$440.6
Depreciation on operating lease equipment	(143.3)	(130.3)	(137.6)
Net operating lease revenue	$301.6	$321.7	$303.0

	Quarters Ended
Net Finance Revenue as a % of Average Earning Assets(3)	March 31, 2013		December 31, 2012		March 31, 2012
Net finance revenue	$365.5	4.43%	$312.1	3.86%	$(351.3)	(4.25)%
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	17.8	0.21%	135.2	1.67%	596.9	7.22%
Accelerated original issue discount on debt extinguishments related to the GSI facility	-	-	(52.6)	(0.65)%	-	-
Adjusted net finance revenue	$383.3	4.64%	$394.7	4.88%	$245.6	2.97%

	Corporate	Transportation	Trade	Vendor		Corporate
	Finance	Finance	Finance	Finance	Consumer	& Other	Total
Impacts of FSA Accretion and Debt-related Transaction Costs on Pre-tax Income (Loss)
Quarter Ended March 31, 2013
Pre-tax income/(loss) – reported	$25.1	$142.5	$8.7	$5.3	$9.8	$(10.6)	$180.8
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	2.9	9.9	0.8	2.8	0.7	0.7	17.8
Pre-tax income (loss) – excluding debt redemptions	$28.0	$152.4	$9.5	$8.1	$10.5	$(9.9)	$198.6
Quarter Ended December 31, 2012
Pre-tax income/(loss) – reported	$104.8	$168.9	$21.2	$46.8	$(50.9)	$(39.0)	$251.8
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	1.3	9.7	0.3	1.1	121.5	1.3	135.2
Accelerated original issue discount (OID) on debt extinguishments related to the GSI facility	-	(6.9)	-	-	(45.7)	-	(52.6)
Pre-tax income (loss) – excluding debt redemptions	$106.1	$171.7	$21.5	$47.9	$24.9	$(37.7)	$334.4
Quarter Ended March 31, 2012
Pre-tax income/(loss) – reported	$72.8	$(198.5)	$(17.0)	$(95.3)	$(24.1)	$(123.7)	$(385.8)
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	107.1	278.8	21.2	99.1	15.9	74.8	596.9
Debt related – loss on debt extinguishments	-	-	-	-	-	22.9	22.9
Pre-tax income (loss) – excluding debt redemptions	$179.9	$80.3	$4.2	$3.8	$(8.2)	$(26.0)	$234.0

	March 31,	December 31,	March 31,
Earning Assets(3)	2013	2012	2012
Loans	$22,120.4	$20,847.6	$20,511.5
Operating lease equipment, net	12,290.6	12,411.7	11,918.9
Assets held for sale	646.8	646.4	1,701.9
Credit balances of factoring clients	(1,237.7)	(1,256.5)	(1,109.8)
Total earning assets	$33,820.1	$32,649.2	$33,022.5
Commercial earning assets	$30,219.4	$28,950.3	$27,343.7

Tangible Book Value
Total common stockholders' equity	$8,494.4	$8,334.8	$8,467.6
Less: Goodwill	(345.9)	(345.9)	(345.9)
Intangible assets	(27.7)	(31.9)	(50.0)
Tangible book value	$8,120.8	$7,957.0	$8,071.7

(1) Total net revenues are the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenues are used by management to monitor business performance.
(2) Total net operating lease revenues are the combination of rental income on operating leases less depreciation on operating lease equipment. Total net operating lease revenues are used by management to monitor portfolio performance.
(3) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund.